Exhibit 10.8
CELANESE CORPORATION
LONG-TERM INCENTIVE CASH AWARD AGREEMENT
DATED <DATE>
<NAME>
You have been granted a Long-Term Incentive Award, payable in Cash, pursuant to the terms and conditions of this award agreement:
LTI Cash Award
<$AMOUNT>
This grant is made pursuant to the Cash Award Agreement dated as of <DATE> between Celanese and you, which Agreement is attached hereto and made a part hereof.

CELANESE CORPORATION
2009 GLOBAL INCENTIVE PLAN
LONG-TERM INCENTIVE CASH AWARD AGREEMENT
     This Long-Term Incentive Cash Award Agreement (the “Agreement”) is made and entered into effect as of <DATE> (the “Grant Date”) by and between Celanese Corporation, a Delaware corporation (the “Company”) and <GRANTEE> (the “Participant”). Capitalized terms used, but not otherwise defined, herein shall have the meanings ascribed to such terms in the Celanese Corporation 2009 Global Incentive Plan (as amended from time to time, the “2009 Plan”).
     1. LTI Cash Award: In order to encourage the Participant’s contribution to the successful performance of the Company, the Company hereby grants to the Participant as of the Grant Date, pursuant to the terms of this Agreement, a Long Term-Incentive Cash Award in the gross amount of <TOTAL AWARD> (the “Cash Award”). The Participant hereby acknowledges and accepts such Cash Award upon the terms and subject to such performance requirements and other conditions, restrictions and limitations contained in this Agreement.
     2. Time-Based Vesting: Subject to Section 3 and Section 7 of this Agreement, a portion of the total Cash Award shall vest and become payable to the Participant on each date set forth below (each such date, a “Vesting Date”) according to the following schedule:

Vesting Date	Vested Cash Award Amount

<DATE>	<$AMOUNT>

<DATE>	<$AMOUNT>

<DATE>	<$AMOUNT>
     3. Effects of Certain Events:
     (a) Upon the termination of the Participant’s employment by the Company without Cause or due to the Participant’s death or Disability, a prorated portion of the Cash Award will vest in an amount equal to (i) the total Cash Award granted hereunder, multiplied by (ii) a fraction, the numerator of which is the number of complete calendar months between the Grant Date and the date of termination, and the denominator of which is 30, such product to be rounded up to the nearest whole number (the “Prorated Amount”). Upon such termination, the Prorated Amount, less any portion of the Cash Award previously vested and paid to the Participant prior to the date of termination, shall be paid to the Participant within thirty (30) days following the Participant’s date of termination. The remaining portion of the Cash Award shall be forfeited and cancelled without consideration.
     (b) Upon the termination of the Participant’s employment for any other reason, the unvested potion of the Cash Award shall be forfeited and cancelled without consideration.
     4. Payment of Cash Award: Subject to Sections 3 and 7 of this Agreement, the vested portion of the Cash Award shall be payable to the Participant within thirty days (30) days following the applicable Vesting Date. The vested portion of the Cash Award will be paid in the local currency (to be calculated as of the applicable Vesting Date using the exchange rate information available on the

Company’s corporate accounting intranet portal) of the country in which the Participant is employed and receives all other forms of remuneration as of such Vesting Date.
     5. Conversion of Cash Award: The Committee may, in its sole discretion, at any time convert all or any portion of the Cash Award into an award of time-vesting restricted stock units (“RSUs”). If the Committee determines to convert the Cash Award:
     (a) The unvested portion of the Cash Award shall be cancelled and converted into an award of RSUs entitling the Participant to receive (upon vesting in full) an aggregate number of Common Shares equal to the Unvested Cash Award Value divided by the Fair Market Value of one Common Share on the date of conversion. The RSUs shall vest on the same schedule otherwise applicable to the Cash Award.
     (b) The Company and the Participant will enter into a new RSU award agreement governing the award of RSUs and the provisions of this Agreement shall no longer apply to the portion of the Cash Award so converted.
     (c) The Committee shall provide the Participant with prompt written notice of the conversion of any portion of the Cash Award into RSUs.
     6. Rights as a Stockholder: The Participant shall have no voting, dividend or other rights as a stockholder with respect to the Cash Award.
     7. Change in Control: Notwithstanding any other provision of this Agreement to the contrary, upon the occurrence of a Change in Control, with respect to any portion of the Cash Award that has not previously been forfeited or converted:
     (a) If (i) the Participant’s rights to the unvested portion of the Cash Award are not adversely affected in connection with the Change in Control, or, if adversely affected, a substitute award with an equivalent (or greater) economic value and no less favorable vesting conditions is granted to the Participant upon the occurrence of a Change in Control, and (ii) the Participant’s employment is terminated by the Company (or its successor) without Cause following the Change in Control, then the unvested portion of the Cash Award (or, as applicable, the substitute award) shall immediately vest and be paid in full as soon as reasonably practicable following the date of termination, but in no event later than March 15 of the year following the year in which such termination of employment occurs.
     (b) If the Participant’s right to the unvested portion of the Cash Award is adversely affected in connection with the Change in Control and a substitute award is not made pursuant to Section 7(a) above, then upon the occurrence of a Change in Control, the unvested portion of the Cash Award shall immediately vest and be paid in full to the Participant within thirty (30) days following the Change in Control.
     8. Income Taxes: To the extent required by applicable federal, state, local or foreign law, the Company shall have the right to withhold and deduct from the payments due to the Participant pursuant to the Cash Award, amounts that would otherwise be delivered pursuant hereto for the payment of taxes or other amounts required by law and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes.
     9. Non-Transferability of Award: The Cash Award may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any affiliate;

provided, that the Participant may designate a beneficiary, on a form provided by the Company, to receive any portion of the Cash Award payable hereunder following the Participant’s death.
     10. Other Agreements: Subject to sections 10(a) and 10(b) of this Agreement, this Agreement constitutes the entire understanding between the Participant and the Company regarding the Cash Award, and any prior agreements, commitments or negotiations concerning the Cash Award are superseded.
     (a) The Participant acknowledges that as a condition to the receipt of the Cash Award, the Participant shall have delivered to the Company (x) an executed copy of this Agreement and (y) an executed copy of the Long-Term Incentive Claw-Back Agreement (if a current version of such Long-Term Incentive Claw-Back Agreement is not already on file, as determined by the Committee in its sole discretion). For purposes hereof, “Long-Term Incentive Claw-Back Agreement” means an agreement between the Company and the Participant associated with the grant of long-term incentives of the Company, which contains terms, conditions and provisions regarding one or more of (i) competition by the Participant with the Company; (ii) maintenance of confidentiality of the Company’s and/or clients’ information; and (iii) such other matters deemed necessary, desirable or appropriate by the Company for such an agreement in view of the rights and benefits conveyed in connection with an award.
     (b) If the Participant is a non-resident of the U.S., there may be an addendum containing special terms and conditions applicable to awards in the Participant’s country. The issuance of the Cash Award to any such Participant is contingent upon the Participant executing and returning any such addendum in the manner directed by the Company.
     11. Not a Contract for Employment; No Acquired Rights: Nothing in this Agreement or any other instrument executed in connection with the Cash Award shall confer upon the Participant any right to continue in the Company’s employ or service, or any right to future awards, nor limit in any way the Company’s right to terminate the Participant’s employment or other service at any time for any reason.
     12. Severability: In the event that any provision of the Agreement is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of this Agreement shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.
     13. Further Assurances: Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement.
     14. Binding Effect: The Cash Award and this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.
     15. Electronic Delivery: By executing the Agreement, the Participant hereby consents to the delivery of any and all information (including, without limitation, information required to be delivered to the Participant pursuant to applicable laws), in whole or in part, regarding the Company and its subsidiaries, and the Cash Award via the Company’s web site or other means of electronic delivery.
     16. Governing Law: The Cash Award and this Agreement shall be interpreted and construed in accordance with the laws of the state of Delaware and applicable federal law.

     17. Validity of Agreement: This Agreement shall be valid, binding and effective upon the Company on the Grant Date. However, the Cash Award granted pursuant to this Agreement shall be forfeited by the Participant and this Agreement shall have no force and effect if it is not duly executed by the Participant and delivered to the Company on or before <DEADLINE DATE>.
     18. Headings: The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.
     19. Definitions: The following terms shall have the following meanings for purposes of this Agreement:
     (a) “Cause” means (i) the Participant’s willful failure to perform the Participant’s duties to the Company (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 30 days following written notice by the Company to Participant of such failure, (ii) conviction of, or a plea of nolo contendere to, (x) a felony under the laws of the United States or any state thereof or any similar criminal act in a jurisdiction outside the United States or (y) a crime involving moral turpitude, (iii) the Participant’s willful malfeasance or willful misconduct which is demonstrably injurious to the Company or its affiliates, (iv) any act of fraud by the Participant, (v) any material violation of the Company’s business conduct policy, (vi) any material violation of the Company’s policies concerning harassment or discrimination, (vii) the Participant’s conduct that causes material harm to the business reputation of the Company or its affiliates, or (viii) the Participant’s breach of any confidentiality, intellectual property, non-competition or non-solicitation provisions applicable to the Participant under the Long-Term Incentive Claw-Back Agreement or any other agreement between the Participant and the Company or an affiliate.
     (b) “Change in Control” shall mean, in accordance with Treasury Regulation Section 1.409A-3(i)(5), any of the following:
     (i) any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total voting power of the stock of the Company; or
     (ii) a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or
     (iii) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to 50% or more of all of the assets of the Company immediately prior to such acquisition or acquisitions.
     (c)  “Disability” has the same meaning as “Disability” in the Celanese Corporation Deferred Compensation Plan or such other meaning as determined by the Committee in its sole discretion.
     (d)  “Unvested Cash Award Value” means the aggregate dollar amount payable in respect of the portion of such Cash Award which has not previously been paid to the Participant.
IN WITNESS WHEREOF, this Agreement has been accepted and agreed to by the undersigned.

PARTICIPANT
By:
Name: <NAME>
Employee ID: <NUMBER>

Date:

Schedule I
     The Company entered into a Long-Term Incentive Cash Award Agreement with Gjon N. Nivica, Jr. with the following terms:

Date	Amount of Cash Award	Vesting Provisions
April 23, 2009	$450,000	$135,000 on October 14, 2009

		$135,000 on October 14, 2010

		$180,000 on October 14, 2011